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                                                                    Exhibit 4.79

 PROCUREMENT AND INSTALLATION AGREEMENT FOR FWA CDMA EXPANSION PROJECT NSS, BSS
  AND PDN SYSTEM IN DIVRE V NO: K.TEL. 297/HK910/ITS-00/2006, DATED 13 OCTOBER
                                      2006

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Parties:                1.   TELKOM; and

                        2.   Samsung Consortium
                             ("SAMSUNG CONSORTIUM").

Scope of Agreement:     TELKOM assigns SAMSUNG CONSORTIUM to execute the FWA
                        CDMA Project NSS, BSS and PDN Systems project in Divre
                        V.

Period of Agreement:    A three-year procurement program with the option to
                        extend for another two years based on SAMSUNG
                        CONSORTIUM's performance.

Confidentiality:        SAMSUNG CONSORTIUM shall not, without TELKOM prior
                        written consent, disclose this Agreement, or any provision thereof and shall not make use of any documents or information except for purpose of performing this Agreement.

Performance Bonds:      The performance bonds shall be established in both
                        Rupiah and US Dollar currency and shall be in surety bond or bank guarantee issued by insurance company or bank according to TELKOM requirement.

SAMSUNG CONSORTIUM's
Responsibility:         1.   SAMSUNG CONSORTIUM shall be fully responsible to
                             conduct, coverage plan, survey, design, develop, engineering, manufacture, supply, install, training and test the System in accordance with all the terms and conditions contained in this Agreement including any integration of the System and for ensuring that the System is fully compliant with this Agreement and SAMSUNG CONSORTIUM shall not claim any additional payment nor be relieved from any obligation imposed on it by this Agreement on grounds of any information supplied by TELKOM on any matter whatsoever related to this Agreement;

                        2. SAMSUNG CONSORTIUM shall, upon request, provide TELKOM with such additional technical information in connection with this Agreement as the TELKOM may reasonably require;

                        3. SAMSUNG CONSORTIUM shall at his own cost repair and make good the same upon any damage, loss or injury happens to
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                             the Goods and Services, or to any part thereof
                             before the Integrated System Acceptance Test
                             Certificate is issued from any cause except the negligence, omission and intentional behaviors of TELKOM personnel and force majeure;

                        4. In the event of any damage, loss or injury happening from any of the excepted risks, SAMSUNG CONSORTIUM shall repair and make good the same as aforesaid at the cost of each party. SAMSUNG CONSORTIUM shall also be liable for any damage to the works occasioned by him in the course of any operation carries out by him for the purpose of completing any outstanding works or complying with his obligations.

TELKOM's
Responsibility:         The duties of TELKOM's Project Manager will supervise
                        the works and examine workmanship of SAMSUNG CONSORTIUM employed in the execution of the works.

Transfer of
Ownership:              The transfer of ownership of the System/Sub-system from
                        SAMSUNG CONSORTIUM to TELKOM shall take place when the Integrated System Acceptance test Certificate has been issued by TELKOM.

Assignment:             SAMSUNG CONSORTIUM shall not assign, in whole or in
                        part, its obligations to perform of works under this Agreement, except with TELKOM's prior written consent.

Liquidated Damages:     For any delay in the Time of Completion and such delay
                        causes TELKOM to delay its planned commercial services, TELKOM shall be entitled for liquidated damages from SAMSUNG CONSORTIUM amounting of one per mil of Purchase
                        Order Price for each day of delay until actual performance.

Termination:            TELKOM may terminate this Agreement in whole or in part
                        if SAMSUNG CONSORTIUM fails to deliver any or all of the
                        Goods or fails to perform any or all of the works within
                        time of completion, or if SAMSUNG CONSORTIUM is in
                        breach of any of provisions of this Agreement, or if
                        SAMSUNG CONSORTIUM do not take any action within 30
                        calendar days since the Effective Date of Agreement, or
                        if the SAMSUNG CONSORTIUM becomes bankrupt or otherwise
                        insolvent, or at any time for TELKOM's convenience.
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Settlement of
Dispute:                1.   Any disputes shall be settled amicably between
                             parties based upon good faith;

                        2. If the parties are unable to settle the dispute amicably, then the parties shall submit the dispute to the Indonesian National Board of Arbitration
                             (BANI).

Governing Law:          The laws of the Republic of Indonesia.
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